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                              QUESTIONS AND ANSWERS
                                    REGARDING
                             THE PLAN OF CONVERSION

     The Board of Directors of American Savings Bank of Danville ("the Bank or American Savings") unanimously approved a Plan of Conversion, pursuant to which the Bank will convert from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank (the "Conversion") and simultaneously become a wholly-owned subsidiary of Vermilion Bancorp, Inc., a Delaware corporation organized at the direction of the Bank to own all of the outstanding stock of American Savings. Shares of common stock of the holding company are being offered to American Savings Bank 's Eligible Account Holders, American Savings Bank's Employee Stock Ownership Plan (the "ESOP"), Supplemental Eligible Account Holders, and Other Voting Members, through a Subscription Offering. Any shares remaining after the Subscription Offering are being offered in a Community Offering with preference given to natural persons residing in Vermilion County, Illinois.

     This brochure is provided to answer some of the most frequently asked questions regarding the Conversion. Following the Conversion, the Bank will continue to provide financial services to its depositors, borrowers and other customers and operate with its existing management and employees. The Conversion will not affect the terms, balances, interest rates or existing federal deposit insurance coverage or the terms or conditions of any loans to existing borrowers under their individual contract arrangements with American Savings.

     For complete information regarding the Conversion, see the accompanying Prospectus of Vermilion Bancorp, Inc. dated ________, 1997. Additional copies of the Prospectus may be obtained by calling the Stock Information Center collect
at (217)    .

     This announcement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock of Vermilion Bancorp, Inc. The offer is made only by the Prospectus. The shares have not been approved or disapproved by the Securities and Exchange Commission, The Office of Banks and Real Estate of the State of Illinois or the Federal Deposit Insurance Corporation "FDIC", nor has Commission, Office or Corporation passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is unlawful. The common shares are not deposits and will not be insured by the Federal Deposit Insurance Corporation or any other governmental agency.



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                              QUESTIONS AND ANSWERS

                             Vermilion Bancorp, Inc.
                          Proposed Holding Company for
                        American Savings Bank of Danville

                 Questions and Answers Regarding the Conversion

                           MUTUAL TO STOCK CONVERSION

1.  Q. What is a "Conversion"?
    A. A conversion is a change in the legal form of organization from a mutual to a stock savings institution. American Savings Bank of Danville currently operates as an Illinois-chartered mutual savings bank with no stockholders. Through the Conversion, American Savings will become an Illinois chartered savings bank.

2.  Q. Why is American Savings Bank converting?
    A. As an Illinois-chartered mutual savings bank, American Savings does not have stockholders and has no authority to issue stock. By converting to the stock form of organization, American Savings will be structured in the form used by commercial banks, most business entities and a growing number of savings institutions. The Conversion will be important to the future growth and performance of the Bank by providing a larger capital base on which it may operate, enhance future access to capital markets and, if desired, enhance American Savings' ability to diversify into other financial services related activities.

3.  Q. What effect will the Conversion have on deposit accounts and loans?
    A. The terms and balances of accounts in American Savings and interest rates paid on such accounts will not be affected by the Conversion. Such accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") up to the maximum amount permitted by law. The Conversion also will not affect the terms or conditions of any loans to existing borrowers or the rights and obligations of these borrowers under their individual contractual arrangements with American Savings.

4. Q. Will the Conversion cause any changes in American Savings Bank's personnel?
    A. Both before and after the Conversion, the Bank's business of accepting deposits, making loans and providing financial services will continue without interruption with the same board of directors, management and staff.

5.  Q. What approvals must be received before the Conversion becomes effective?
    A. First, the Board of Directors of American Savings must approve the Plan
       of Conversion; the Plan of Conversion was unanimously approved on       ,

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       1996. Second, the Federal Deposit Insurance Corporation must approve the applications required to effect the Conversion. These approvals have been obtained. Third, the Plan of Conversion and proposed Illinois Stock Charter must be approved by a majority of all votes eligible to be cast by American Saving's voting members. A Special Meeting of voting members will be held on _________, 1997, to consider and vote upon the Plan of Conversion.

                               THE HOLDING COMPANY

6.  Q. What is a holding company?
    A. A holding company is a corporation which owns other companies. Concurrent with the consummation of the Conversion, American Savings will become a subsidiary of Vermilion Bancorp, Inc., a holding company organized at the direction of American Saving's Board of Directors to own all of the outstanding stock of American Savings.

7. Q. If I decide to subscribe for stock in this offering, will I be subscribing for stock in Vermilion Bancorp, Inc. or American Savings?
    A. You will be subscribing for stock in Vermilion Bancorp, Inc. However, Vermilion Bancorp, Inc., as a holding company, will own 100% of the capital stock of American Savings.

8. Q. Why did the Board of Directors cause the formation of Vermilion Bancorp, Inc.?
    A. The Board of Directors believes that the Conversion of American Savings and the formation of Vermilion Bancorp, Inc. will result in a stronger financial institution with the ability to provide additional flexibility to diversify American Savings' business activities through existing or newly formed subsidiaries, or through acquisition or merger, although there are no current arrangements or understandings with respect to such acquisitions or mergers. Vermilion Bancorp, Inc. will also be able to use stock-related incentive programs to attract and retain executive and other personnel for itself and its subsidiaries.

                          ABOUT BECOMING A STOCKHOLDER

9.  Q. What are the Subscription Offering and the Community Offering?
    A. Under the Plan of Conversion, Vermilion Bancorp, Inc. is offering shares of its common stock in the Subscription Offering to the Eligible Account Holders, the ESOP, the Supplemental Eligible Account Holders and the Other Voting Members of American Savings Bank. Subject to the prior rights of holders of subscription rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered at the same price in the Community Offering to members of the general public, giving preference to natural persons residing in Vermilion County, Illinois. If necessary, Trident Securities, Inc.

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       may enter into agreements with other dealers to assist in the sale of shares in the Community Offering.

10. Q. Must I pay a commission to purchase shares in conjunction with the Subscription Offering and the Community Offering?
    A. No. You will not pay a commission if the shares are purchased in the Subscription Offering or the Community Offering.

11. Q. How many shares of Vermilion Bancorp, Inc. will be issued through American Savings Bank 's Conversion?
    A. It is currently expected that between 255,000 and 345,000 shares of common stock will be sold at a price of $10.00 per share. The appraised midpoint of the offering is 300,000 shares at $10.00 per share, or $3.0 million. All subscribers will subscribe for shares at the subscription price of $10.00 per share.

12. Q. How was the price determined?
    A. The aggregate price of the common stock being offered was determined by RP Financial, LC, an independent appraisal firm specializing in the savings industry and approved by the FDIC.

13. Q. Who is entitled to buy shares in the Conversion?
    A. The shares of Vermilion Bancorp, Inc. to be issued in the Conversion are being offered in the Subscription Offering in the following order of priority to: (1) Eligible Account Holders (depositors with aggregate account balances of $50 or more at American Savings on July 31, 1995);
       (2) American Saving's Tax-Qualified Employee Stock Ownership Plan (the
       ESOP); (3) Supplemental Eligible Account Holders (depositors with aggregate account balances of $50 or more at American Savings on December 31, 1996); and (4) Other Voting Members (depositors who are not Eligible Account Holders or Supplemental Eligible Account Holders). Subject to the prior rights of holders of subscription rights, any shares of Common Stock not subscribed for in the Subscription Offering are being offered at the same price in the Community Offering to members of the general public, with preference given to natural persons who reside in Vermilion County, Illinois. If necessary, Trident Securities, Inc. may enter into agreements with other dealers to assist in the sale of shares in the Community Offering.

14. Q. Are the subscription rights transferable to another party?
    A. No. Subscription rights granted to American Saving's Eligible Account Holders, Supplemental Eligible Account Holders and Other Voting Members in the Conversion are not transferable. Please call the Stock Information Center at (217) if you are approached by any person(s) attempting to get you to transfer your rights. Federal and State regulations prohibit any person from transferring their subscription rights or entering into any agreement directly or

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       indirectly, to transfer the legal ownership of the right to priority or the underlying security.

15. Q. What is the minimum and maximum number of shares that I can subscribe for in the Conversion?
    A. The minimum number of shares is 25. No person(s) exercising subscription rights through a single account may subscribe for more than 5,000 shares. The maximum number of shares for any person or entity, together with associates or persons acting in concert, is 15,000.

16. Q. Are the executive officers and directors of American Savings subscribing for a significant amount of the common stock of Vermilion Bancorp, Inc.?
    A. Directors, and executive officers currently intend to subscribe for approximately 65,000 shares or $650,000. The purchase price paid by directors and officers will be the same $10.00 per share price as that paid by those persons who order in the Subscription Offering or the Community Offering.

17. Q. How do I subscribe for shares?
    A. To subscribe for shares in the Subscription Offering, you should send or deliver the subscription stock order form and payment (or appropriate instructions for withdrawal from permitted deposit accounts as described below) to American Savings in the postage-paid envelope provided, so that the stock order form and payment, or instructions for payment, are received prior to the expiration of the Subscription Offering, which will be 12:00 noon, Central Time on ___________, 1997, unless extended. Payment for shares may be made in cash (only if delivered in person), by check or by money order. Alternatively, subscribers who have savings accounts with American Savings Bank may include instructions on the stock order form requesting withdrawal from such deposit account to purchase shares of Vermilion Bancorp, Inc. Withdrawals from savings accounts may be made without incurring an early withdrawal penalty.

       If you wish to subscribe for shares in the Community Offering, you should send or deliver to American Savings Bank 's office a stock order form with payment by 12:00 noon, Central Time, on _______, 1997. The Community Offering may close any date thereafter, at the discretion of American Savings Bank , on or before ________, 1996.

18. Q. May I use funds currently held in a retirement account to subscribe for shares?
    A. Your retirement account at American Savings has an opportunity to subscribe for Vermilion Bancorp, Inc. common shares in the Subscription Offering. If you are interested in using funds held in your American Savings retirement account, the Stock Information Center can assist you in transferring those funds

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       to a self-directed IRA and directing the trustee to purchase the shares.
       This process may be done without an early withdrawal penalty and generally without a negative tax consequence to your retirement account. If you wish to subscribe for shares using your American Savings Bank IRA, then you must contact the Stock Information Center at (217) ___-____ so that all required paperwork is completed no later than _____, 1997.


19. Q. Will I receive interest on funds I submit for a subscription?
    A. Yes. American Savings will pay interest at not less than its current passbook rate from the date the funds are received until completion of the Subscription Offering and the Community Offering.

20. Q. May I obtain a loan from American Savings to pay for shares subscribed for in the Conversion?
    A. No. Federal regulations do not allow American Savings to make loans for this purpose. However, federal regulations do not prohibit you from obtaining a loan from another source for the purpose of purchasing shares of Vermilion Bancorp, Inc.

21. Q. If I obtain shares in the Conversion, how would I go about buying additional shares, or selling shares in the aftermarket?
    A. Because Vermilion Bancorp, Inc. is a newly organized company, there is no established market for its shares at this time. Vermilion Bancorp intends to apply to have the common stock listed on the National Daily Quotation Service "pink sheets" published by the National Quotation Bureau, Inc. An active and liquid trading market for the securities of any issuer, including the common stock, depends upon the presence in the market of both willing buyers and willing sellers at any given time. Because of the limited size of the offerings, it is unlikely that an active and liquid trading market for the common stock will develop, or once developed, will continue, and there can be no assurance that purchasers of the common stock will be able to sell their shares at or above the purchase price. Investors should have a long term investment intent.

22. Q. What is Vermilion Bancorp, Inc.'s Dividend Policy?
    A. The Board of Directors of Vermilion Bancorp, Inc. intends to consider, following the Conversion, a policy of paying annual cash dividends on its common stock. However, no decision has been made as to the amount or timing of such dividends, if any. Declarations and payments of dividends by the Board of Directors will depend upon business, market and regulatory factors. From time to time, the Board of Directors may determine to pay special cash dividends. No assurances can be given that any dividends will be declared or, if declared, what the amount of dividends will be or whether such dividends, once declared, will continue.

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23. Q. Will the FDIC insure the shares of Vermilion Bancorp, Inc.?
    A. No. The shares of Vermilion Bancorp, Inc. being offered are not savings accounts or savings deposits and are not insured by the FDIC or any other governmental agency.

24. Q. If I subscribe for shares and later change my mind, will I be able to get a refund?
    A. No. Your order cannot be canceled or withdrawn once it has been received by American Savings Bank.

                    ABOUT VOTING "FOR" THE PLAN OF CONVERSION

25. Q. Am I eligible to vote at the Special Meeting of Members to be held to consider the Plan of Conversion?
    A. At the Special Meeting of Members to be held on ________, 1997, you are eligible to vote if you are one of the "Voting Members," who are holders of American Savings' deposits as of _______, 1997. If you are a Voting Member, you should have received a Proxy Statement and proxy card with which to vote.

26. Q. How many votes do I have as a Voting Member?
    A. Each member will be entitled to cast one vote for each $100, or fraction thereof, of deposit accounts in American Savings Bank as of 1997 up to 1,000 votes.

27. Q. If I vote "against" the Plan of Conversion and it is approved, will I be prohibited from buying shares of Vermilion Bancorp, Inc. during the Subscription Offering?
    A. No. Voting against the Plan of Conversion in no way restricts you from purchasing Vermilion Bancorp, Inc. common shares in the Subscription Offering.

28. Q. Did the Board of Directors of American Savings unanimously approve the Conversion?
    A. Yes. American Saving's Board of Directors unanimously approved the Plan of Conversion and urges that all Voting Members vote "For" approval of the Plan of Conversion.

29. Q. What happens if American Savings does not get enough votes to approve the Plan of Conversion?
    A. American Savings' Conversion would not take place, and American Savings would remain an Illinois chartered mutual savings bank.

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30. Q. What is a Proxy Card?
    A. A proxy card gives you the ability to vote without attending the Special Meeting in person. American Savings encourages you to sign and return the proxy card in each mailing packet you receive. You may attend the Special Meeting and vote, even if you have returned your proxy card, if you choose to do so. However, if you are unable to attend, you still are represented by proxy.

31. Q. How does the Conversion affect me?
    A. The Conversion is intended, among other things, to help American Savings maintain and expand its many services to you and American Savings' community. You will also have the opportunity to invest in American Savings through purchasing shares of Vermilion Bancorp, Inc. However, there is no obligation to do so. The purchase of shares is strictly optional.

32. Q. How can I obtain further information concerning the Conversion?
    A. You may call the Stock Information Center collect at (217) for further information or an additional copy of the Prospectus, Stock Order Form, Proxy Statement and Proxy Card.



     THIS INFORMATION DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY VERMILION BANCORP, INC. COMMON STOCK. THE OFFER IS MADE ONLY BY MEANS OF THE PROSPECTUS. ADDITIONAL COPIES OF THE PROSPECTUS MAY BE OBTAINED BY CALLING THE STOCK INFORMATION CENTER AT (217) .

     THE COMMON STOCK OF VERMILION BANCORP, INC. BEING OFFERED IN THE SUBSCRIPTION OFFERING AND THE COMMUNITY OFFERING, IF ANY, ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.